UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2011

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 18, 2011, WMS Industries Inc. (the “Corporation”) entered into an unsecured $400 million Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of that date, with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent, Keybank National Association, Wells Fargo Bank, National Association and Compass Bank, as Co-Documentation Agents, and Union Bank N.A. as Senior Managing Agent. The maturity date is October 18, 2016.

The Credit Agreement provides for a $400 million revolving credit facility with the ability to expand the facility to $500 million from the existing lenders willing to increase their commitments or from additional lenders with the consent of JPMorgan Chase Bank, N.A. and Bank of America, N.A. Up to $50 million is available under the Credit Agreement for the issuance of letters of credit, up to $50 million is available in specified non-United States Currencies and up to $25,000,000 is available for same-day borrowings from JPMorgan Chase Bank, N.A., in its capacity as the swingline lender.

The Credit Agreement provides for interest rates and facilities fees to be based on a credit grid calculated by reference to the Corporation’s consolidated net funded indebtedness to EBITDA ratio (as defined in the Credit Agreement). The interest rate for eurodollar loans is the adjusted LIBO rate plus a range of 1.25% to 1.75% depending on the credit grid. The interest rate for alternative base rate loans is (i) the greater of (a) the prime rate, (b) federal funds rate plus  1/2 of 1%, or (c) the adjusted LIBO rate (for one month borrowings) plus 1% (all as defined in the Credit Agreement), plus (ii) a range of 0.25% up to 0.75% depending on the credit grid. The Corporation will pay commitment fees of a range of .20% up to .30% of unborrowed commitments depending on the credit grid. The Credit Agreement lowered the spreads on both interest rates and facilities fees from the spreads in the Corporation’s former credit facility.

The Corporation’s obligations under the Credit Agreement are guaranteed by the following U.S. subsidiaries of the Corporation: WMS Gaming Inc., Williams Electronics Games, Inc., WMS Finance Inc. and WMS International Holdings Inc.

The Credit Agreement requires the Corporation to maintain the following financial covenants (1) the Corporation’s consolidated EBITDA to interest expense ratio (as defined in the Credit Agreement) as of the end of each of its fiscal quarters for the four fiscal quarter period ended on such date may not be less than 3.00 to 1.0 and (2) the Corporation’s consolidated net funded indebtedness to EBITDA ratio (as defined in the Credit Agreement) as of the end of each of its fiscal quarters for the four fiscal quarter period ended on such date will not be greater than 3.00 to 1.00.

The Credit Agreement also contains covenants that, subject to the Corporation’s performance under the above-described ratios and certain specified exceptions, may restrict the Corporation’s and its subsidiaries’ ability to, among other things, incur additional debt or guaranty debt; incur liens; materially change the nature of its business; engage in significant merger or acquisition transactions, make certain investments, liquidate or dissolve; and sell, transfer, lease or dispose of all or substantially all of its assets.

Upon the occurrence of an event of default (and the expiration of any applicable grace or cure periods), under the Credit Agreement, the lenders may cease making loans, terminate the Credit Agreement, and declare all amounts outstanding to be immediately due and payable. As defined in the Credit Agreement, events of default include, among other things, the failure to make timely principal and interest payments or to satisfy the loan covenants, including the financial covenants described above, insolvency, bankruptcy and any revocation of a material gaming license. A change of control (as defined in the Credit Agreement) of the Corporation would be an event of default under the Credit Agreement.

The Credit Agreement amends and restates the unsecured $150 million credit agreement, dated as of September 25, 2009, with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Joint Bookrunner and Joint Lead Arranger, Banc of America Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent and KeyBank National Association as Documentation Agent.

The entire text of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description

10.1	$400 million Second Amended and Restated Credit Agreement, dated October 18, 2011, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent, Keybank National Association, Wells Fargo Bank, National Association and Compass Bank, as Co-Documentation Agents, and Union Bank N.A. as Senior Managing Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.

Date: October 20, 2011	/s/ Kathleen J. McJohn
Kathleen J. McJohn
Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description

10.1	$400 million Second Amended and Restated Credit Agreement, dated October 18, 2011, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent, Keybank National Association, Wells Fargo Bank, National Association and Compass Bank, as Co-Documentation Agents, and Union Bank N.A. as Senior Managing Agent.